Sub-Item 77Q2

Nuveen Credit Strategies Income Fund, formerly known as Nuveen Multi-Strategy Income and Growth Fund 2

811-21333

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the following Form 4, Initial Statement of Beneficial Ownership of Securities, was amended on behalf of the officer listed below; the Transaction amount was not originally reported correctly.


OFFICER:

William Adams
Date of Transaction: January 10, 2013
Date of Amended Filing: February 21, 2013
accession number 0001225208-13-005007

This was also disclosed in 4/11/2014 proxy.